[WINDSORTECH,INC. LOGO]

For Immediate Release

Investor Relations Contact
Robert D. Jackson
rjackson@windsortechinc.com
561-748-6136


       WINDSORTECH, INC. RELEASES PRELIMINARY RESULTS FOR 4TH QUARTER 2003

           Company registers three consecutive record revenue months;
                     December first $1 million revenue month

PALM BEACH, FL and HIGHTSTOWN, NJ--February 04, 2004--WindsorTech,  Inc, (OTCBB:
WSRT) a Data Security and Environmental Compliance service company, announced today preliminary results from the fourth quarter ended December 31, 2003. The Company reported net income of $176,088 or $.01 per basic and diluted share on revenues of $2.4 million, a greater than 100% increase in revenue over the same period 2003. For the period ended December 31, 2002, the company had revenues of $1.1, resulting in a loss of ($233,811) or ($.015) per basic and diluted share.

Audited, full year results are expected on or about March 1, 2004.

Marc Sherman, CEO of WindsorTech, Inc., discussed the preliminary results from the quarter ended December 31, 2003: "The fourth quarter of 2003 was a very strong quarter with three consecutive record revenue months. December 2003 was our first $1+ million revenue month and assisted in our return to positive quarterly net earnings. Both revenue growth and positive quarterly earnings set an excellent tone for 2004. With our infrastructure built and ready to handle over 30,000 pieces of end-of-life IT equipment per month, our goals for 2004 center on increased penetration to our Fortune 1000 target market as well as the further development of our brand."

About WindsorTech, Inc.

WindsorTech, Inc. is a Data Security and Environmental Compliance Service company offering data security/erasure, environmental compliance, IT asset management consulting, and remarketing services to corporate, public and academic customers. The company is a Specialized Charter Member of IAITAM (International Association of IT Asset Managers) and holds a seat on their panel of Expert Speakers. For more information, visit our website at www.windsortechinc.com.

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Statements  about WTI's  future  expectations,  including  future  revenues  and earnings,  and all other  statements in this press release other than historical





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facts are 'forward-looking  statements' within the meaning of Section 27A of the
Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. WTI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and WTI's actual results could differ materially from expected results. WTI undertakes no obligation to update
forward-looking   statements  to  reflect   subsequently   occurring  events  or
circumstances.























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